                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           RIGGS NATIONAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

[RIGGS LOGO]

                           RIGGS NATIONAL CORPORATION
                         1503 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20005

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 14, 1997

     Notice is hereby given that the Annual Meeting of Shareholders (the "Meeting") of Riggs National Corporation (the "Corporation") will be held on Wednesday, May 14, 1997, at 9:30 a.m. local time at the Park Hyatt Washington Hotel, 1201 24th Street, N.W., Washington, D.C. 20037, for the following purposes:

        1. To elect a board of directors for the ensuing year;

        2. To consider and act upon a shareholder proposal; and

        3. To consider and act upon any other matters that may properly be brought before the Meeting or any adjournment or postponement thereof.

     Shareholders of record at the close of business on March 31, 1997, will be entitled to vote at the Meeting or any adjournment or postponement thereof. Whether or not you contemplate attending the Meeting, please execute the enclosed proxy and return it in the enclosed postage-paid return envelope. You may revoke your proxy at any time prior to its exercise by written notice to the Secretary of the Corporation, by executing and delivering a proxy bearing a later date, or by attending the Meeting and voting in person.

     You are cordially invited to attend the Meeting in person.

                                          By Order of the Board of Directors,

                                          /s/ LINDA A. MADRID

                                          LINDA A. MADRID
                                          Corporate Secretary

April 17, 1997

[RIGGS LOGO]

                           RIGGS NATIONAL CORPORATION
                         1503 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20005

                                PROXY STATEMENT

                      ANNUAL MEETING OF SHAREHOLDERS TO BE
                              HELD ON MAY 14, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Riggs National Corporation (the "Board"), a Delaware corporation (the "Corporation"), to be used at the Annual Meeting of Shareholders of the Corporation (the "Meeting") to be held on Wednesday, May 14, 1997, at 9:30 a.m. local time at the Park Hyatt Washington Hotel, 1201 24th Street, N.W., Washington, D.C. 20037, or at any adjournment or postponement thereof. The Corporation owns all of the outstanding stock of Riggs Bank National Association ("Riggs Bank N.A.").

     Shareholders of record at the close of business on March 31, 1997 (the "Record Date"), will be entitled to notice of, and to vote at, the Meeting. On the Record Date, the Corporation had 30,374,496 shares of Common Stock, par value $2.50 per share ("Common Stock"), outstanding and entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote. Under the applicable provisions of the Corporation's By-Laws and the Delaware General Corporation Law (the "Delaware GCL"), the presence, in person or by proxy, of the holders of a majority of the shares of Common Stock is necessary to constitute a quorum of the shareholders in order to elect directors or take action on a proposal submitted to shareholders at a meeting of shareholders. For these purposes, Common Stock that is present or represented by proxy at the Meeting will be counted for quorum purposes regardless of whether the holder of the Common Stock or proxy fails to vote to elect directors or to vote on a proposal or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to such election or proposal.

     Once a quorum is established, under the applicable provisions of the Delaware GCL and the Corporation's By-Laws, in order for a director to be elected, the director must receive a plurality of the votes of the holders of the shares of Common Stock present in person or represented by proxy at the Meeting. For voting purposes, therefore, abstentions and "broker non-votes" will have no effect on the outcome of such election. With regard to the proposal to be presented to shareholders at the Meeting, such proposal must be approved by the affirmative vote of the holders of a majority of Common Stock present in person or represented by proxy at the Meeting and, for voting purposes, abstentions will be counted as "no" votes and "broker non-votes" will not be counted.

     This Proxy Statement and the accompanying proxy are dated and are first being sent to shareholders on or about April 17, 1997. Shares of Common Stock represented by proxies that are properly executed and received in time for the Meeting will be voted in accordance with the shareholders' specifications. In the absence of specific instructions, executed proxies received in response to this solicitation will be voted for the election of the persons listed herein as directors and against the shareholder proposal described herein. Should any other matters properly come before the Meeting, the persons named as proxies will, unless otherwise specified in the proxy, vote upon such matters according to their discretion. A proxy may be revoked at any time prior to its exercise by written notice to the Secretary of the Corporation, by executing and delivering a proxy bearing a later date, or by attending the Meeting and voting in person.

     The Annual Report to Shareholders, including financial statements for the year ended December 31, 1996, is enclosed with this Proxy Statement.

                             ELECTION OF DIRECTORS

     At the Meeting, 8 directors (which will constitute the entire Board after the Meeting) are to be elected to hold office until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified. The Board currently consists of 24 directors; however, pursuant to a resolution of the Board, the Board will be reduced to 8 directors following the Meeting. The shares of Common Stock represented by properly executed proxies will be voted for the nominees named below unless otherwise specified on the proxy. It is not contemplated that any of the nominees will become unavailable to serve, but if that should occur before the Meeting, proxies that do not withhold authority to vote for directors may be voted for another nominee or nominees selected by the Board unless the Board votes to reduce the size of the Board to the actual number of nominees. In no event may the proxies be voted for a greater number of persons than the number of nominees named.

NOMINEES FOR DIRECTOR

     The following table sets forth (i) the name and age of each nominee, (ii) the year during which each nominee first became a director of the Corporation,
(iii) the principal occupation and business experience of the nominee during the past five years, including all positions and offices with the Corporation, (iv) other directorships of companies and organizations held by the nominee, and (v) the number of shares of Common Stock beneficially owned by each nominee as of January 31, 1997. All nominees are currently directors of the Corporation. All current directors of the Corporation also serve as directors of Riggs Bank N.A. The table has been prepared from information obtained from the nominees.

                                                                             COMMON STOCK
                                                                          BENEFICIALLY OWNED
                                                                          JANUARY 31, 1997,
NAME, AGE AND YEAR        PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE       AND PERCENTAGE OF
 BECAME A DIRECTOR         IN LAST FIVE YEARS, OTHER DIRECTORSHIPS             CLASS(1)
-------------------  ---------------------------------------------------  ------------------
JOE L. ALLBRITTON    Chairman of the Board and Chief Executive Officer        12,030,000(2)(3)
Age 72               of the Corporation; Chairman of the Board of Riggs             37.3%
1981                 Bank N.A. (a subsidiary of the Corporation);
                     Chairman of Riggs & Co. (a division of Riggs Bank
                     N.A.); Chief Executive Officer of Riggs Bank N.A.
                     (1982-1993); Chairman of the Board and owner of
                     Perpetual Corporation, which owns Allbritton
                     Communications Company (owner of television
                     stations) and Allnewsco, Inc. (news programming
                     service); Chairman of the Board and owner of
                     Westfield News Advertiser, Inc. (owner of a
                     television station and newspapers); Chairman of the
                     Board and owner of University Bancshares, Inc.
                     (Texas bank holding company); Trustee, National
                     Geographic Society.

ROBERT L.            Director, Executive Vice President and Chief              1,250,400(4)
ALLBRITTON           Operating Officer, Allbritton Communications                    4.1%
Age 27               Company; Director, Perpetual Corporation; Director,
1994                 Allnewsco, Inc.; Director and Vice Chairman of the
                     Board, University Bancshares, Inc.; Director and
                     Vice President, The Allbritton Foundation; Director
                     and President, Harrisburg Television, Inc.;
                     Director and Vice President, Allbritton Group,
                     Inc.; Director and President, Allfinco, Inc.;
                     Director, Allbritton News Bureau, Inc.; Director
                     and Vice President, TV Alabama Inc.; Director and
                     Vice President, Allbritton Jacksonville, Inc.

                                                                             COMMON STOCK
                                                                          BENEFICIALLY OWNED
                                                                          JANUARY 31, 1997,
NAME, AGE AND YEAR        PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE       AND PERCENTAGE OF
 BECAME A DIRECTOR         IN LAST FIVE YEARS, OTHER DIRECTORSHIPS             CLASS(1)
-------------------  ---------------------------------------------------  ------------------
TIMOTHY C.           President of the Corporation; Vice Chairman of the           53,750(5)
COUGHLIN             Board of Riggs Bank N.A.; President and Chief
Age 54               Operating Officer of Riggs Bank N.A. (1985-1992);
1988                 Chairman, Boys and Girls Clubs of Greater
                     Washington; Chairman, British American Business
                     Association; Chapter Member (Trustee), Protestant
                     Episcopal Cathedral Foundation; Trustee, Corcoran
                     Gallery of Art.

LAWRENCE I.          President and Director, Perpetual Corporation; Vice          11,000
HEBERT               Chairman, President and Director, Allbritton
Age 50               Communications Company; Director, Allnewsco, Inc.;
1988                 President, Westfield News Advertiser, Inc.; Vice
                     President, University Bancshares, Inc.; Director,
                     Allied Capital Corporation II.

STEVEN B.            Partner and Head of the International Department,             8,830
PFEIFFER             Fulbright & Jaworski L.L.P. (law firm); Chairman
Age 50               Emeritus of the Board of Trustees, Wesleyan
1989                 University (Connecticut).(6)

ROBERT L.            Vice Chairman of the Board of the Corporation;               11,036(7)
SLOAN                Chief Executive Officer, Sibley Memorial Hospital,
Age 50               Washington, D.C.; Past Chairman, District of
1993                 Columbia Hospital Association; Founding Director,
                     Potomac Home Health Care Agency; Director,
                     Community of Hope, Inc.

JACK                 Chairman and Chief Executive Officer, Motion                  6,793(8)
VALENTI              Picture Association; Director, American Film
Age 75               Institute.
1986

EDDIE N.             President, Joint Center for Political and Economic            3,000
WILLIAMS             Studies; Director, Harrah's Entertainment, Inc.;
Age 64               Director, Harrah's Jazz Finance Corporation;
1993                 Director, Blue Cross/Blue Shield of the National
                     Capital Area.

---------------
(1) Beneficial ownership, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, includes sole or shared power to vote or direct the voting of, or to dispose or direct the disposition of, shares as well as the right to acquire beneficial ownership within 60 days of January 31, 1997, through the exercise of an option or otherwise. Unless otherwise indicated, the listed persons have sole voting power and sole investment power with respect to the shares of Common Stock set forth in the table and own less than 1% of the shares outstanding.

(2) See "Beneficial Ownership of Corporation Stock," Notes 2 and 3, page 5.

(3) This amount includes exercisable options to purchase 1,854,000 shares of the Corporation's Common Stock held by Mr. Allbritton as of January 31, 1997.

(4) Under the federal securities laws, Robert L. Allbritton, the son of Joe L. Allbritton, may be deemed to share voting and investment power with regard to 1,250,000 shares owned by a charitable foundation of which he is a trustee. See "Beneficial Ownership of Corporation Stock," Note 2, page 5.

(5) This amount includes exercisable options to purchase 43,750 shares of the Corporation's Common Stock held by Mr. Coughlin as of January 31, 1997.

(6) Mr. Pfeiffer is a partner in the law firm of Fulbright & Jaworski L.L.P. This law firm performed legal services for the Corporation during 1996 and is expected to perform legal services for the Corporation in 1997.

(7) Included in this total are 3,716 shares of Phantom Stock (see "Director Compensation," page 4).

(8) Included in this total are 3,993 shares of Phantom Stock (see "Director Compensation," page 4).

BOARD AND COMMITTEE MEETINGS

     The Board has an Executive Committee, an Audit Committee and a Compensation Committee. It does not have a standing Nominating Committee. Directors of the Corporation are nominated by the full Board.

     The Executive Committee of the Corporation exercises the power of the Board between meetings of the Board and such other powers as the Board may delegate. The Executive Committee held four meetings during 1996. The committee members during 1996 were directors Joe L. Allbritton, Barbara B. Allbritton, Fred L. Bollerer, Timothy C. Coughlin, Ronald E. Cuneo, Floyd E. Davis, III, James E. Fitzgerald, Heather S. Foley, Lawrence I. Hebert, Timothy A. Lex and Robert L. Sloan.

     The Audit Committee of the Corporation reviews the audit and examination reports of the internal auditors, independent public accountants and federal bank examiners as they relate to the Corporation and its subsidiaries. The Audit Committee held four meetings during 1996. The committee members during 1996 were directors Calvin Cafritz, Michela A. English, James E. Fitzgerald, David J. Gladstone, Steven B. Pfeiffer and Robert L. Sloan.

     The Compensation Committee of the Corporation assists the Board in fulfilling its responsibilities related to compensation and benefits. The Compensation Committee of the Corporation meets in joint session with the Compensation Committee of the Board of Directors of Riggs Bank N.A. (the "Joint Compensation Committee"). The Joint Compensation Committee met five times in 1996. The committee members during 1996 were directors Charles A. Camalier, III, Ronald E. Cuneo, Michela A. English, James E. Fitzgerald and Michael J. Jackson. See page 10 for the Joint Compensation Committee Report to Shareholders on fiscal year 1996 compensation programs.

     The Board held seven meetings in 1996 and the various Committees of the Board, including those listed above, met a total of 22 times. Of the directors serving during 1996, directors Michela A. English, Leo J. O'Donovan, S.J. and Jack Valenti attended fewer than 75% of the aggregate of the total number of meetings during 1996 of the Board and of the committees on which they served.

SECTION 16(a) COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 and rules promulgated under it require that certain officers, directors and beneficial owners of the Corporation's equity securities ("insiders") file various reports with the Securities and Exchange Commission ("SEC"). Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that all required forms were filed, the Corporation believes that all of the Corporation's insiders have timely filed the reports under
Section 16(a) required to be filed in 1996, except that one report filed by Heather S. Foley was delayed as a result of the Corporation inadvertently providing the form to her late.

DIRECTOR COMPENSATION

     Directors of the Corporation and Riggs Bank N.A. who are not officers currently receive a retainer fee of $24,000 per year. Directors do not receive additional compensation for membership on committees, except for the Chairmen of the committees, who receive an additional retainer fee of $2,500 per year, and the Chairman of the Audit Committee, who receives an additional retainer fee of $25,000 per year. Officers of the Corporation who are directors do not receive compensation in addition to their compensation as officers for attending Board or committee meetings. In April 1994, a Deferred Compensation Plan was adopted to allow non-employee directors of the Corporation to defer receipt of all or a portion of director's fees to a specified date or termination of service as a director. Under the plan, directors may elect to defer all fees and to have such deferred amounts treated as having been invested in cash, shares of the Corporation's Common Stock (the deferred stock is known as "Phantom Stock"), and/or a combination of cash and shares. Deferred fees treated as invested in cash are credited with interest at the rate paid by Riggs Bank N.A. on certificates of deposit with a one-year maturity. Shares of Phantom Stock acquired under the plan are priced at the closing market price of such shares on the date on which fee payment is deferred.

                   BENEFICIAL OWNERSHIP OF CORPORATION STOCK

     The following table sets forth information, as of January 31, 1997, concerning (a) each person known by the Corporation to own beneficially more than 5% of the Common Stock, (b) each of the executive officers named in the Summary Compensation Table, and (c) executive officers and directors (including nominees) of the Corporation and executive officers of Riggs Bank N.A. as a group:

                                                             AMOUNT AND
                                                             NATURE OF
                                                             BENEFICIAL       PERCENT OF
             BENEFICIAL OWNERS OF COMMON STOCK              OWNERSHIP(1)        CLASS
    ---------------------------------------------------     ------------      ----------
    Joe L. Allbritton..................................      12,030,000(2)(3)    37.3%
      Riggs National Corporation
      1503 Pennsylvania Avenue, N.W.
      Washington, D.C. 20005
    Barbara B. Allbritton..............................       2,581,732(4)        8.5%
      Riggs National Corporation
      1503 Pennsylvania Avenue, N.W.
      Washington, D.C. 20005
    Fred L. Bollerer...................................         124,400(5)
    Timothy C. Coughlin................................          53,750(6)
    John L. Davis......................................          32,834(7)
    Timothy A. Lex.....................................          28,334(8)
    All executive officers and directors (including
      nominees) of the Corporation and executive
      officers of Riggs Bank N.A. as a group (30
      persons).........................................      12,734,169(9)       39.1%

---------------
(1) Beneficial ownership, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, includes sole or shared power to vote or direct the voting of, or to dispose or direct the disposition of, shares as well as the right to acquire beneficial ownership within 60 days of January 31, 1997, through the exercise of an option or otherwise. Except where noted, the listed persons have sole voting power and sole investment power with respect to the shares of Common Stock set forth in the table and own less than 1% of the shares outstanding.

(2) Joe L. Allbritton has sole voting and investment power with regard to 8,926,000 of these shares. Pursuant to the federal securities laws, included among these 8,926,000 shares are 675,511 shares owned by Allwin, Inc., which is wholly owned by him. In addition, 1,250,000 shares are owned by a charitable foundation of which Joe L. Allbritton, his wife Barbara B. Allbritton and his son Robert L. Allbritton are the trustees (the "Foundation"), and 1,330,000 shares beneficially owned by Barbara B. Allbritton as to which Joe L. Allbritton shares voting and investment power as described in Note 4, Page 5. He disclaims beneficial ownership of an additional 1,732 shares owned by Barbara B. Allbritton.

(3) The shares of Common Stock owned directly by Joe L. Allbritton are pledged to secure a loan with a commercial bank. Should an event of default set forth in the related loan agreement (which contains standard default provisions) occur, the lending bank may be able to sell or transfer the shares depending on the circumstances. In the absence of such an event of default, he retains the right to receive the dividends and the power to vote the shares. For a more complete description of the loan, including default provisions, see the Schedule 13D and amendments thereto filed by Joe L. Allbritton with the SEC.

(4) Barbara B. Allbritton has sole voting and investment power with regard to 1,732 of these shares and shares voting and investment power with Joe L. Allbritton as to 1,330,000 shares, with respect to which she has granted to him an irrevocable proxy to vote such shares and has agreed not to sell such shares free of the proxy except in limited market transactions. Also included, pursuant to the federal securities laws, are 1,250,000 shares owned by the Foundation as to which she shares voting and investment power. Mrs. Allbritton disclaims beneficial ownership of 8,926,000 shares beneficially owned by Joe L. Allbritton, including shares owned by Allwin, Inc.

(5) This amount includes exercisable options to purchase 124,000 shares of the Corporation's Common Stock held by Mr. Bollerer as of January 31, 1997.

(6) See Note 5, page 3.

(7) This amount includes exercisable options to purchase 31,334 shares of the Corporation's Common Stock held by Mr. Davis as of January 31, 1997.

(8) This amount includes exercisable options to purchase 27,334 shares of the Corporation's Common Stock held by Mr. Lex as of January 31, 1997.

(9) Of the 12,734,169 shares which are beneficially held by the executive officers and directors (including nominees) of the Corporation and executive officers of Riggs Bank N.A., 2,158,086 are options which have vested and are exercisable.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The annual and other compensation paid by the Corporation and Riggs Bank N.A. for 1996, 1995 and 1994 to each of the five most highly compensated executive officers of the Corporation, including certain officers of Riggs Bank N.A., and the capacities in which they are currently serving, are set forth below:

SUMMARY COMPENSATION TABLE


                                                                              LONG-TERM
                                                                             COMPENSATION
                                             ANNUAL COMPENSATION                AWARDS
                                     ------------------------------------    ------------
           (a)               (b)       (c)         (d)           (e)             (f)             (g)
                                                                OTHER         SECURITIES
    NAME AND PRINCIPAL                                          ANNUAL        UNDERLYING      ALL OTHER
         POSITION            YEAR     SALARY      BONUS      COMPENSATION      OPTIONS       COMPENSATION
--------------------------   ----    --------    --------    ------------    ------------    ------------
Joe L. Allbritton.........   1996    $380,000    $  --   (1)     --            1,224,000       $ 65,768(1)
  Chairman of the Board      1995     380,000     570,000        --              300,000         58,255
  and Chief Executive        1994     380,000     380,000        --              430,000         61,700
  Officer of the
  Corporation; Chairman of
  the Board of Riggs Bank
  N.A.

Fred L. Bollerer..........   1996     300,000      90,000(2)     --               10,000          7,330(2)
  President and Chief        1995     300,000     300,000        --               30,000          2,623
  Executive Officer of       1994     259,039     150,000        --               75,000          2,158
  Riggs Bank N.A.

Timothy C. Coughlin.......   1996     300,000     120,000(3)     --               25,000          6,314(3)
  President of the           1995     300,000     150,000        --               15,000          1,580
  Corporation                1994     350,000      52,500        --              --               3,207

John L. Davis.............   1996     179,615      64,750(4)     --               20,000          6,573(4)
  Chief Financial Officer    1995     164,231      38,466        --               25,000          1,305
  of the Corporation;        1994     155,000      23,250        --              --               1,174
  Executive Vice President
  and Chief Financial
  Officer of Riggs Bank
  N.A.

Timothy A. Lex............   1996     197,115      80,000(5)     --               35,000          5,483(5)
  Executive Vice President   1995     164,200      31,316       129,426(5)        10,000         76,228(5)
  and Chief Operating        1994     162,000      24,300       313,444(5)       --                 951
  Officer of Riggs Bank
  N.A.

---------------
(1) Mr. Allbritton requested that the Board of Directors not include him in the 1996 Bonus Plan. See "1996 Compensation, The Chief Executive Officer of the Corporation," found under "Joint Compensation Committee Report to Shareholders," page 10 for additional comments.

    The $65,768 of "All Other Compensation" reported in column (g) for 1996 represents the economic benefit attributable to group term life insurance coverage and the Split Dollar Life Insurance Plan applicable to certain key employees of the Corporation and its subsidiaries at the level of senior vice president and above.

(2) Fred L. Bollerer was awarded a bonus amount of 30% of base salary based on his contribution to the Corporation's exceeding its performance goal in 1996. For a discussion of the payment of incentives based on the Corporation's 1996 performance, see "1996 Compensation, The President and Chief Executive Officer of Riggs Bank N.A.," found under "Joint Compensation Committee Report to Shareholders," pages 10 and 11.

    Of the $7,330 of "All Other Compensation" reported in column (g) for 1996, $2,780 represents the economic benefit attributable to group term life insurance coverage and the Split Dollar Life Insurance Plan, and $4,550 is attributable to matching contributions to the Riggs Bank N.A. Employees' Savings Plan account of Mr. Bollerer.

(3) Timothy C. Coughlin was awarded a bonus amount of 40% of base salary based on his contribution to the Corporation's exceeding its performance goal in 1996. For a discussion of the payment of incentives based on the Corporation's 1996 performance, see "1996 Compensation, Other Executive Officers," found under "Joint Compensation Committee Report to Shareholders," page 11.

    Of the $6,314 of "All Other Compensation" reported in column (g) for 1996, $1,764 represents the economic benefit attributable to the Split Dollar Life Insurance Plan and $4,550 is attributable to matching contributions to the Riggs Bank N.A. Employees' Savings Plan account of Mr. Coughlin.

(4) John L. Davis was awarded a bonus amount of 35% of base salary based on his contribution to the Corporation's exceeding its performance goal in 1996. For a discussion of the payment of incentives based on the Corporation's 1996 performance, see "1996 Compensation, Other Executive Officers," found under "Joint Compensation Committee Report to Shareholders," page 11.

    Of the $6,573 of "All Other Compensation" reported for John L. Davis in column (g) for 1996, $2,023 represents the economic benefit attributable to group term life insurance coverage and the Split Dollar Life Insurance Plan, and $4,550 is attributable to matching contributions to the Riggs Bank N.A. Employees' Savings Plan account of Mr. Davis.

(5) Timothy A. Lex was awarded a bonus amount of 40% of base salary based on his contribution to the Corporation's exceeding its performance goal in 1996. For a discussion of the payment of incentives based on the Corporation's 1996 performance, see "1996 Compensation, Other Executive Officers," found under "Joint Compensation Committee Report to Shareholders," page 11.

    Of the $5,483 of "All Other Compensation" reported for Mr. Lex in column (g) for 1996, $933 represents the economic benefit attributable to group term life insurance coverage and the Split Dollar Life Insurance Plan, and $4,550 is attributable to matching contributions to the Riggs Bank N.A. Employees' Savings Plan account of Mr. Lex.

    Of the $129,426 of "Other Annual Compensation" reported for Timothy A. Lex in column (e) for 1995, $129,378 (99.96%) represents overseas cost-of-living adjustments, tax gross-ups and other payments to Mr. Lex to provide him with equivalent compensation and living expenses while posted with Riggs Bank N.A.'s London operation. All (100%) of the $313,444 reported in column (e) for 1994 represents such overseas cost-of-living adjustments.

    Of the $76,228 of "Other Compensation" reported for Mr. Lex in column (g) for 1995, $75,408 represents the economic benefit attributable to relocation expenses paid on Mr. Lex's behalf by the Corporation.

STOCK OPTION GRANTS IN 1996

                   (a)                          (b)           (c)          (d)          (e)           (f)
                                             NUMBER OF     % OF TOTAL
                                             SECURITIES     OPTIONS
                                             UNDERLYING    GRANTED TO                              GRANT DATE
                                              OPTIONS      EMPLOYEES     EXERCISE    EXPIRATION     PRESENT
                   NAME                       GRANTED       IN 1996       PRICE         DATE       VALUE($)(1)
                   ----                      ----------    ----------    --------    ----------    ----------
Joe L. Allbritton(2)(3)...................      224,000       14.7%       $12.00       4/9/06      $  938,717
                                              1,000,000        65.8        12.38       7/9/06       4,388,400
Fred L. Bollerer(4).......................       10,000         0.7        12.00       4/9/06          41,542
Timothy C. Coughlin(4)....................       25,000         1.6        12.00       4/9/06         103,855
John L. Davis(4)..........................       20,000         1.3        12.00       4/9/06          83,084
Timothy A. Lex(4).........................       35,000         2.3        12.00       4/9/06         145,397

---------------
(1) The grant date present value estimate reflected in the above table has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the SEC, and does not necessarily reflect the Corporation's view of the appropriate value or methodology for the purposes of financial reporting. This hypothetical value, determined by the Black-Scholes model, is based on the following assumptions:

       - Exercise price is equal to the market value on the day of grant;

       - The annual dividend rate is 1.6667% for options maturing April 9, 2006, and 1.6162% for options maturing July 9, 2006;

       - Price volatility is based on weekly data for the preceding one-year period;

       - The risk-free rate is 6.44% for options maturing April 9 and July 9, 2006, for the expected term of the options with a yield of comparable maturing Treasury securities; and

       - There is an 18% discount for forfeiture of unexercised shares.

        These assumptions are based upon historical experience and are not a forecast of future stock price performance or volatility or of future dividend policy.

        There is no assurance that the value received by an executive will be at or near the value estimated by the Black-Scholes model. The actual value of options will depend on the market value of the Corporation's Common Stock on the dates upon which the options are exercised. No realization of value from the options is possible without an increase in the price of the Corporation's Common Stock, which would benefit all shareholders.

(2) On April 10, 1996 (the "April Grant Date"), the Joint Compensation Committee recommended, and the Board approved, a stock option grant to the Chairman and Chief Executive Officer. Mr. Allbritton was awarded the option to purchase 224,000 shares of the Corporation's Common Stock. Pursuant to the Corporation's 1993 and 1994 Stock Option Plans, as approved by shareholders, the option was granted at a price equal to the closing price of such stock on the April Grant Date. The option vested and became exercisable upon grant.

(3) On July 10, 1996 (the "July Grant Date"), the Joint Compensation Committee recommended, and the Board approved, a stock option grant to the Chairman and Chief Executive Officer. Mr. Allbritton was awarded the option to purchase 1,000,000 shares of the Corporation's Common Stock. Pursuant to the Corporation's 1996 Stock Option Plan, as approved by shareholders, the option was granted at a price equal to the closing price of such stock on the July Grant Date. The option vested upon grant and is exercisable as follows: (1) upon achievement of specific and aggressive stock performance criteria; or (2) upon a "change of control" of the Corporation, as defined in the Corporation's 1996 Stock Option Plan.

(4) On the April Grant Date, the Joint Compensation Committee recommended, and the Board approved, stock option grants to senior executive officers. Messrs. Bollerer, Coughlin, Davis and Lex were awarded options to purchase 10,000, 25,000, 20,000, and 35,000 shares, respectively, of the
    Corporation's Common Stock. Pursuant to the Corporation's 1994 Stock Option Plan, as approved by shareholders, the options were granted at a price equal to the closing price of such stock on the April Grant Date. These options vest and become exercisable as follows: (1) 40% on the April Grant Date; (2) the remaining 60% equally over the following two years on the respective grant date anniversaries.

STOCK OPTION EXERCISES IN 1996/FY-END OPTION VALUES

              (a)                     (b)          (c)               (d)                      (e)
                                                                  NUMBER OF                VALUE OF
                                                                  SECURITIES              UNEXERCISED
                                                                  UNDERLYING             IN-THE-MONEY
                                    SHARES                    OPTIONS AT FY-END         OPTIONS, FY-END
                                  ACQUIRED ON     VALUE          EXERCISABLE/            EXERCISABLE/
             NAME                  EXERCISE      REALIZED       UNEXERCISABLE            UNEXERCISABLE
             ----                 -----------    --------    --------------------   -----------------------
Joe L. Allbritton..............     --             --         1,854,000 / 100,000    $10,540,100 / $662,500
Fred L. Bollerer...............     --             --           124,000 /  11,000        981,000 /   72,750
Timothy C. Coughlin............     --             --            43,750 /  21,250        315,938 /  130,313
John L. Davis..................     --             --            31,334 /  33,666        347,000 /  185,250
Timothy A. Lex.................     --             --            27,334 /  27,666        180,172 /  158,579

RETIREMENT BENEFITS

     Senior officers of the Corporation and its subsidiaries are eligible to receive pension benefits under the Riggs Amended Pension Plan. Effective December 31, 1995, the benefit formula for determining the pension benefit payable under the plan is 1% times the officer's average compensation for each year of service up to a maximum of 30 years. However, if a greater benefit would result under plan provisions in effect prior to December 31, 1995, based on average compensation and years of service prior to December 31, 1995, an officer's pension benefit payable under the plan is protected at that level.

     Average compensation is limited by the Riggs Amended Pension Plan to base salary. In accordance with applicable tax code provisions, base salary has been limited since 1989. Base salary was limited to $150,000 for 1996. Applying the formula, the estimated annual pension benefit for each of the highest paid executive officers, assuming each retired as of his normal age (or his current age if later), is as follows: Mr. Allbritton $96,227; Mr. Bollerer $19,398; Mr. Coughlin $50,529; Mr. Davis $19,250; and Mr. Lex $43,950.

     The Corporation also has a Supplemental Executive Retirement Plan, which provides supplemental retirement income to certain key employees of the Corporation and its subsidiaries at the level of senior vice president and above. The Joint Compensation Committee determines the terms and conditions under which the employee participates and becomes vested in the benefits in the plan, including accelerating the vesting of benefits to any participant. Under parameters adopted by the Joint Compensation Committee, the level of benefits is based on the participant's functional responsibility. Upon the latter of a participant's termination of employment with vested benefits, attainment of age 62 or upon a change of control, the participant will receive the vested portion of the supplemental retirement benefit, payable for the life of the participant, but for no more than 15 years. In the case of the death of a participant while employed, the participant's beneficiary will receive the supplemental benefit for 15 years. Based on the parameters set by the Joint Compensation Committee, the annual benefit payable to each of Messrs. Allbritton, Bollerer and Coughlin would be $40,000. The annual benefit payable to Messrs. Davis and Lex would be $15,000 and $25,000, respectively.

                          TRANSACTIONS WITH MANAGEMENT

INDEBTEDNESS OF DIRECTORS, NOMINEES FOR DIRECTORS, EXECUTIVE OFFICERS AND RELATED PERSONS

     The Corporation's banking subsidiaries have had, and are expected to have in the future, banking transactions in the ordinary course of their business with directors of Riggs Bank N.A. and Riggs Bank Europe Limited and their associates (primarily the businesses with which they are associated), and directors and executive officers of the Corporation and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, these transactions did not, at the time they were entered into, involve more than the normal risk of collectability or present other unfavorable features.

OTHER

     During 1996, the Corporation purchased equipment and software from Wang Federal, Inc. Ronald E. Cuneo (a member of the Board during 1996) was President of Wang Federal, Inc. at the time of purchase. Total expenditures equaled $1.0 million in 1996 and were capitalized by the Corporation.

              JOINT COMPENSATION COMMITTEE REPORT TO SHAREHOLDERS

GENERAL

     The Compensation Committee of Riggs National Corporation meets in joint session with the Compensation Committee of Riggs Bank N.A. The Joint Compensation Committee is responsible for:

        - reviewing the overall salary administration program for the Corporation and Riggs Bank N.A. and its subsidiaries (the "Riggs Group");

        - reviewing and making recommendations concerning annual salary programs and bonus programs for the Riggs Group;

        - reviewing and making recommendations to the Board concerning compensation and benefits of executive officers of the Riggs Group; and

        - reviewing the Riggs Group's benefit plans, considering any new benefits that significantly modify the existing plans and recommending to the Board any changes requiring Board approval.

     In 1996, the Joint Compensation Committee established a compensation framework for executive officers in which executives' pay was directly linked to the financial success of the bank. Specifically, the 1996 plan focused on two areas: (1) paying competitive market rates of pay; and (2) rewarding financial performance through a bonus plan based on an aggressive return on average assets ("ROA") goal and net income goal.

1996 COMPENSATION

     THE CHIEF EXECUTIVE OFFICER OF THE CORPORATION. Joe L. Allbritton continued to serve as Chairman of the Board and Chief Executive Officer of the Corporation throughout 1996, during which the Corporation substantially improved its financial position. Under the Chairman's leadership, the Corporation earned $65.9 million and exceeded its ROA goal.

     In 1996, Mr. Allbritton continued voluntarily to maintain his base salary at the same level as in 1995, 1994, 1993, and 1992. Per his request of the Board, Mr. Allbritton was not included in the Corporation's 1996 Bonus Plan and was not paid a bonus.

     In April 1996, Mr. Allbritton was granted options to purchase 224,000 shares of the Corporation's Common Stock at a price of $12.00 per share. This option vested and became exercisable on the date of the grant, April 10, 1996. Additionally, on July 10, 1996, Mr. Allbritton was granted the option to purchase 1,000,000 shares of the Corporation's Common Stock at a price of $12.38 per share. This option vested upon grant, but became exercisable upon the Corporation's achievement of specific and aggressive stock performance criteria. These options were granted to Mr. Allbritton in recognition of his personal role in the Corporation's outstanding financial success and the Board's high regard for him and his contributions to the Corporation.

     THE PRESIDENT AND CHIEF EXECUTIVE OFFICER OF RIGGS BANK N.A. Fred Bollerer continued to serve as President and Chief Executive Officer of Riggs Bank N.A. during 1996.

     Mr. Bollerer's 1996 base salary remained at the same level as 1995. Because the Corporation exceeded its ROA goal and net income target, the Joint Compensation Committee recommended, and the Board approved, a bonus payment to Mr. Bollerer.

     In April 1996, Mr. Bollerer was granted under the Corporation's 1994 Stock Option Plan the option to purchase 10,000 shares of the Corporation's Common Stock at $12.00 per share. This option shall vest and become exercisable as follows: (1) 40% on date of grant, April 10, 1996; and (2) the remaining 60% vesting and being exercisable in equal parts on the following two anniversary dates of the grant.

     In determining Mr. Bollerer's incentive compensation, the Joint Compensation Committee sought to create an overall compensation package that would recognize Mr. Bollerer's ability to enhance the Corporation's financial performance and reward him accordingly.

     OTHER EXECUTIVE OFFICERS. The Joint Compensation Committee established a performance-based incentive plan for executive officers in 1996 under which bonuses were paid to officers based on both the Corporation's achievement of specified targets for 1996 ROA and net income and the executives' performance. The Corporation used a systematic evaluation approach to appraise all officer performance, including that of its senior officers.

     Additionally, stock option grants were made in 1996 based on corporate level and individual performance in 1996. See "Stock Option Grants in 1996," page 8, for a description of the stock options granted to executive officers.

1997 COMPENSATION

     The Board has approved a performance-based incentive plan for executive officers in 1997.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Internal Revenue Code Section 162(m) does not permit the Corporation to deduct certain nonperformance-based compensation in excess of $1 million per taxable year paid to the Chief Executive Officer or the four most highly compensated employees named in the Proxy Statement.

     For 1996, all compensation earned by the Corporation's five highest paid officers was completely deductible. When applicable, the Joint Compensation Committee will review the adoption of a policy regarding Section 162(m).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Joint Compensation Committee presently consists of the below-named five directors, none of whom are present or former officers or employees of the Corporation or any of its subsidiaries. No executive officer of the Corporation serves as an officer, director or member of a compensation committee of any entity whose executive officer served on the Joint Compensation Committee or as a director of the Corporation. During fiscal year 1996, Joint Compensation Committee members Cuneo, English and Fitzgerald, or their associates, had outstanding loans with lending subsidiaries of the Corporation on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, these transactions did not, at the time they were entered into, involve more than the normal risk of collectability or present other unfavorable features.

                                          Respectfully Submitted,

                                          Ronald E. Cuneo, Chairman
                                          James E. Fitzgerald
                                          Charles A. Camalier, III
                                          Michael J. Jackson
                                          Michela A. English

                            STOCK PERFORMANCE CHART

     The following graph shows the performance of the Corporation's Common Stock over the past five fiscal years as compared to the NASDAQ Market Value Index and the Middle Atlantic Banks Index.

                                   [GRAPH]

        Measurement Period            Riggs National      Middle Atlantic     NASDAQ National
      (Fiscal Year Covered)             Corporation            Banks(1)           Market
1991                                            100.00              100.00              100.00
1992                                            238.24              141.16              116.38
1993                                            202.94              164.16              133.59
1994                                            197.06              159.59              130.59
1995                                            305.88              255.42              184.67
1996                                            410.47              366.52              227.16
Assumes $100 invested on
 December 31, 1991.
Assumes dividends reinvested to
 fiscal year ended
 December 31, 1996

---------------
(1) A list of the banks included in the Middle Atlantic Banks Index is available to shareholders at no charge by writing to Mary B. LeMont, Assistant Corporate Secretary, Riggs National Corporation, 800 17th Street, N.W., 7th Floor, Washington, D.C. 20006.

                              SHAREHOLDER PROPOSAL

GENERAL

     Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20032, who is the owner of 500 shares of Common Stock, has advised the Corporation that she intends to present the following proposal for shareholder action at the Meeting:

     RESOLVED: "That the stockholders recommend that the Board of Directors take the necessary steps to change the Annual Meeting date to the second Monday in May."

     REASONS: "Recently the Annual Meetings were held on a date where another major corporation met. Until a few years ago, the Company has met on a date where more independent non-employee shareholders could meet."

     "The many problems the Company faces makes maximum attendance by outside independent shareholders especially desirable."

     "Last year the owners of 1,747,636 shares, representing approximately 8.27% of shares voting, voted FOR this proposal."

     "If you AGREE, please mark your proxy FOR this resolution."

BOARD OF DIRECTORS RECOMMENDATION

     The Board recommends a vote AGAINST this proposal. A substantially similar proposal was submitted at both the 1995 and 1996 Annual Meetings and was soundly defeated on each occasion (with over 91% of the votes cast each year voting against the proposal). Your directors have once again considered this proposal, and continue to believe that its adoption would not be in the best interests of the Corporation.

     Under the Corporation's By-Laws, the Board currently has the discretion to set the date of the Annual Meeting to the time and day best suited for the meeting. Therefore, the Board already has sufficient flexibility to change the Annual Meeting date to the second Wednesday in May--which it has done on occasion--or to another date deemed appropriate by the Board. By setting the Annual Meeting date specifically to the second Monday in May without regard for the Board's determination of the best possible date, the Board would lose such flexibility. The proposal would impose an undue burden on the Board without justification.

     The proponent offers no reason to support an amendment to the By-Laws, except that she believes an Annual Meeting date of the second Monday in May will not conflict with the annual meeting date set by another corporation. The Corporation, however, cannot rely on or predict the dates of other corporations' annual meetings nor can it reasonably be expected to set the schedule for its Annual Meeting according to such dates.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

               SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     The Board anticipates that the next Annual Meeting of Shareholders will be held on or about May 13, 1998. A shareholder who intends to present a proposal at the 1998 Annual Meeting must submit the written text of the proposal to the Corporation no later than December 8, 1997, in order for the proposal to be considered for inclusion in the Corporation's proxy statement and form of proxy for that meeting.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP are the independent public accountants for the Corporation and have served as the independent public accountants for Riggs Bank N.A. since 1974. A representative of Arthur Andersen LLP is expected to be present at the Meeting and will have the opportunity to make a statement, if he desires to do so, and to respond to appropriate questions.

                                 OTHER MATTERS

     This proxy is solicited on behalf of the Board. The cost of solicitation of proxies will be borne by the Corporation. The Corporation may solicit proxies personally or by telephone, in addition to the solicitations by mail. All such further solicitations will be made by directors, officers or regular employees of the Corporation or of Riggs Bank N.A., who will not be additionally compensated therefor, or by the Corporation's transfer agent (The Bank of New
York), whose costs will be borne by the Corporation. Arrangements will be made by the Corporation for the forwarding, at the Corporation's expense, of solicitation materials by brokers, nominees, fiduciaries and other custodians to their principals.

     The Board is not aware of any other matters that may come before the Meeting. If any other business properly comes before the Meeting, the persons designated as proxies will vote upon such matters according to their discretion.

                           ANNUAL REPORT ON FORM 10-K

     A copy of the Annual Report on Form 10-K, as filed with the SEC, is available without charge upon written request to James T. Duke, Investor Relations, at corporate headquarters.

                                          By Order of the Board of Directors,

                                          /s/ LINDA A. MADRID

                                          LINDA A. MADRID
                                          Corporate Secretary

                                 [RIGGS LOGO]










--------------------------------------------------------------------------------

                          RIGGS NATIONAL CORPORATION

                Proxy for 1997 Annual Meeting of Shareholders

        The undersigned hereby appoints Herman B. Gohn, Russell C. Lindner and Edward J. Miller as Proxies, severally and each with full power of substitution, to vote all the shares of Common Stock of Riggs National Corporation standing in the name of the undersigned on its books on March 31, 1997, at the Annual Meeting of Shareholders to be held at the Park Hyatt Washington Hotel, 1201 24th Street, N.W., Washington, D.C. 20037, on May 14, 1997, at 9:30 a.m., or at any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND IF PROPERLY EXECUTED AND TIMELY DELIVERED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ITEM 1, "AGAINST" ITEM 2, AND IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS SHOULD ANY OTHER BUSINESS BE PROPERLY PRESENTED AT THE MEETING.

                    (Continued, and to be executed and dated on the other side.)

                                        RIGGS NATIONAL CORPORATION
                                        P.O. BOX 11185
                                        NEW YORK, N.Y. 10203-0185

RIGGS NATIONAL CORPORATION
1503 Pennsylvania Avenue, N.W.
Washington, D.C. 20005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 1997

Notice is hereby given that the Annual Meeting of Shareholders (the "Meeting") of Riggs National Corporation (the "Corporation") will be held on Wednesday, May 14, 1997, at 9:30 a.m. local time, at The Park Hyatt Washington Hotel, 1201 24th Street, N.W., Washington, D.C. 20037, for the following purposes:

1. To elect a board of directors for the ensuing year;

2. To consider and act upon a shareholder proposal to require that the Board of Directors take the necessary steps to change the Annual Meeting date of the Corporation to the second Monday in May; and

3. To consider and act upon any other matters that may properly be brought before the Meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 31, 1997, will be entitled to vote at the Meeting or any adjournment or postponement thereof. Whether or not you contemplate attending the Meeting, please execute the enclosed proxy and return it in the enclosed postage-paid return envelope. You may revoke your proxy at any time prior to its exercise by written notice to the Secretary of the Corporation, by executing and delivering a proxy bearing a later date, or by attending the Meeting and voting in person.

You are cordially invited to attend the Meeting in person.

By Order of the Board of Directors

/s/ LINDA A. MADRID

LINDA A. MADRID
Corporate Secretary

April 17, 1997

                            DETACH PROXY CARD HERE

--------------------------------------------------------------------------------
      --------
      --------


1. ELECTION OF DIRECTORS:  FOR all nominees          WITHHOLD AUTHORITY to vote                *EXCEPTIONS
                           listed below     /X/      for all nominees listed below   /X/                     /X/

Nominees: Joe L. Albritton, Robert L. Albritton, Timothy C. Coughlin, Lawrence
E. Hebert, Steven B. Pfeiffer, Robert L. Sloan, Jack Valenti, Eddie N. Williams
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box and write that nominee's name on the following line.)

*EXCEPTIONS
           --------------------------------------------------------------------

2. Shareholder Proposal to require that the Board of Directors take the                   3. Other Matters.
   necessary steps to change the Annual Meeting date of the Corporation to the second Monday in May.

   FOR /X/           AGAINST /X/         ABSTAIN  /X/


                                      Change of Address and/
                                      or Comments Mark Here   /X/


                                      (When signing as attorney, executor,
                                      administrator, trustee or guardian,
                                      please give full title.  If more than
                                      one trustee, all should sign.

                                      Dated:                            1997
                                            ----------------------------


                                      --------------------------------------
                                               Signature of Shareholder

                                      --------------------------------------
                                               Signature of Shareholder


Please date, sign and return          VOTES MUST BE INDICATED
promptly in the accompanying          (X) in Black or Blue ink.   /X/
envelope.